Etsy, Inc. Reports Second Quarter 2020 Financial Results
Reports Consolidated Year-Over-Year GMS Growth of 146%; Revenue Growth of 137%

Brooklyn, NY - August 5, 2020 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced financial results for its second quarter ended June 30, 2020.
“Our extremely strong second quarter results, with consolidated GMS and revenue up 146% and 137% respectively, are a testament to the agility of our team, the strength of our brand, the innovation of our sellers, and the unique and special nature of inventory on our core Etsy marketplace,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “Our mission to ‘Keep Commerce Human’ matters now more than ever - and we are showing the world just how many purchase occasions our sellers can meet in a truly delightful way. Etsy marketplace GMS increased 125% in the quarter, as we are attracting new buyers and engaging our existing customers more than ever before. Our ‘Right to Win’ strategy provides a clear and enduring roadmap for product and marketing investments that make it easier to shop on Etsy, build top of mind awareness, and solidify buyer trust. Couple this with the strength of the Reverb marketplace, and we have a solid foundation for long-term growth and are well positioned to build on our momentum.”
Second Quarter 2020 Financial Summary
(in thousands, except percentages; unaudited)
The unaudited non-GAAP financial measures and key operating and financial metrics we use are:

	Three Months Ended June 30,		% Growth (Decline) Y/Y		Six Months Ended June 30,		% Growth (Decline) Y/Y
	2020	2019			2020	2019
GMS (1)	$2,688,783	$1,094,829	145.6%		$4,042,074	$2,118,857	90.8%
Revenue	$428,737	$181,095	136.7%		$656,792	$350,434	87.4%
Marketplace revenue	$332,031	$135,199	145.6%		$487,952	$262,367	86.0%
Services revenue	$96,706	$45,896	110.7%		$168,840	$88,067	91.7%
Net income	$96,425	$18,223	429.1%		$108,947	$49,802	118.8%
Adjusted EBITDA (Non-GAAP)	$150,628	$39,701	279.4%		$205,684	$89,568	129.6%

Active sellers	3,140	2,333	34.6%		3,140	2,333	34.6%
Active buyers	60,274	42,742	41.0%		60,274	42,742	41.0%
Percent mobile GMS	61%	58%	300	bps	60%	58%	200	bps
Percent international GMS	32%	38%	(600	) bps	33%	38%	(500	) bps

(1)
GMS for the three and six months ended June 30, 2020 includes Reverb’s GMS of $227.0 million and $395.3 million, respectively. Etsy.com GMS for the three and six months ended June 30, 2020 was $2.5 billion and $3.6 billion, respectively.

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.
“Our second quarter results demonstrate the scalability of our marketplace model,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “With a highly variable cost structure and a disciplined strategy, we’ve seized this opportunity to lean into investments that are designed to drive long-term profitable growth, improve the experience for buyers and enable our sellers to grow on Etsy. Although it is early days, we are already seeing encouraging data points in customer retention, frequency, and growth in lifetime value that are a result of our product and marketing investments.”

Second Quarter 2020 Highlights
The impacts of the ongoing COVID-19 pandemic on the global economy and on our business continue to evolve. Factors contributing to Etsy’s extremely strong second quarter performance included our quick response across our organization to invest in our brand and marketplace, as well as several tailwinds including the shift from off-line to online shopping, specific competitive dynamics, retail business closures, stimulus checks, and emerging categories such as face masks. Highlights of our second quarter business initiatives aligned with our “Right to Win” are outlined below:

•
Our team has continued to deliver high levels of productivity while working from home. We increased experiment velocity and allocated more resources to longer-term initiatives such as frequency and customer engagement.

•
We made additional progress in search and discovery by leaning into saved searches and favorites. More data on favorites provides information on what buyers like, and saved searches highlight what their tastes and preferences are. We believe we can leverage this data and make the site more organized and easier to search. Additionally, we continued to improve on recommendations by adding banners on listing pages to offer other options matching a buyer’s search criteria across shops.

•
We continued to deepen the human connections and trust in our marketplace through product development efforts focused on the core buying experience, improving shipping, fulfillment, post-purchase experiences, and making our Etsy app more engaging and habit driving.

•	To better showcase our unique items we unveiled a new augmented reality feature on the mobile app, which helps buyers to visualize the items they’re interested in purchasing in their own homes.

•
During the second quarter the Etsy marketplace saw an influx of 18.7 million new buyers and reactivated buyers -those who haven’t purchased in a year or more. Given the significant amount of new buyers on the platform, our focus on buyer frequency became even more urgent, specifically engaging first-time buyers to bring them back to Etsy to make their second purchase. We are focused on increasing the 30 day repeat purchase rate for new buyers by targeting buyers on and off site with personalized and consistent messaging across many channels, driving repeat visitation, and strategically on-boarding buyers while building familiarity with the Etsy marketplace.

•
We completed the migration of seller listings to our new Offsite Ads, and following a month of waived advertising fees, we began billing sellers on May 4th. As of June 30th, minimal sellers have chosen to opt out of the program.

•
We adjusted our marketing strategies and spend for the Etsy marketplace during the second quarter to respond quickly to changing macroeconomic dynamics. We leaned in across many of our marketing channels to build top of mind awareness, and to better engage new and existing buyers everywhere they are - on Etsy and off.

•
Reverb benefited from similar macroeconomic ecommerce tailwinds to Etsy during the quarter, as well as a strong increase in new buyers and novice musicians. As announced on July 14th, beginning August 4, 2020, Reverb has increased its seller transaction fee for the first time from 3.5% to 5%. Reverb plans to increase investments in marketing, expand its global customer engagement team, and grow the capacity of its team that creates and enhances seller tools and services to increase visibility of seller shops and inventory.

During the second quarter, we continued to make progress on our impact strategy, reflecting the positive economic, social, and ecological impact we want to have on the world while advancing and complementing our business strategy. Here are some selected highlights:

•
Etsy extended our seller support initiatives in the second quarter, including waiving certain seller fees. The combination of one-time investments to support our sellers totaled approximately $12 million in the second quarter of 2020.

•
Etsy stands for the human connections made on our platform and the lives behind them. Black Lives Matter is the civil rights movement of our time, addressing a fundamental inequality in our society: that Black lives are too often undervalued. In support of this movement, in the second quarter of 2020 Etsy made $1 million in donations to the Equal Justice Initiative and Borealis Philanthropy’s Black-Led Movement Fund and matched employee donations.

•
We deepened our commitment to carbon-offset shipping by offsetting 100% of Reverb’s emissions from shipping beginning in April of 2020. Now, as with the Etsy marketplace, for every item purchased on Reverb, we will invest in environmental projects to offset the impact from shipping.

GMS highlights for the second quarter of 2020 include:

•
GMS growth excluding mask sales for the Etsy marketplace was 93%, up $1.0 billion year-over-year, and 14% of the Etsy marketplace’s overall GMS was from mask sales. Excluding masks, homewares and home furnishings, our top category, was up 128% year-over year, jewelry and accessories was up 50%, and craft supplies was up 138%.

•
Etsy marketplace’s GMS per active buyer on a trailing 12-month basis grew 5% year-over-year and 6% excluding masks, higher than the record growth reached last quarter and evidence that we drove an increase in frequency during the second quarter.

•	In the second quarter, the Etsy marketplace delivered 11.5 million new buyers and 7.2 million reactivated buyers who haven’t purchased in a year or more.

•	GMS from paid channels was 21% of overall GMS in the second quarter of 2020, expanding 600 basis points compared to the second quarter of 2019.

•	Consolidated active buyers grew 41.0% year-over-year in the second quarter, and active sellers grew 34.6% year-over-year.
Second Quarter 2020 Consolidated Financial Results

•	Total revenue was $428.7 million for the second quarter of 2020, up 136.7% year-over-year, driven by strong growth in both Marketplace and Services revenue.

•
Gross profit for the second quarter of 2020 was $317.4 million, up 159.1% year-over-year, and gross margin was 74.0%, up 640 basis points compared with 67.6% in the second quarter of 2019. The expansion in gross margin was primarily driven by our shift to Offsite Ads, which drives revenue growth without an equal offset in cost of revenue.

•
Total operating expenses were $198.2 million in the second quarter of 2020, up 89.4% year-over-year, and represented 46.2% of revenue, compared to 57.8% in the second quarter of 2019. The increase in operating expenses was driven primarily by our investments in marketing initiatives, including our shift to Offsite Ads where Etsy leverages its expertise and marketing budget to drive growth for sellers. Despite the increase in marketing spend, we gained leverage across our overall operating expenses.

•	Net income for the second quarter of 2020 was $96.4 million, with diluted earnings per share of $0.75.

•
Non-GAAP Adjusted EBITDA for the second quarter of 2020 was $150.6 million and grew 279.4% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 35.1% in the second quarter of 2020, up 1,320 basis points year-over-year. Adjusted EBITDA performance was driven primarily by year-over-year revenue growth.

•	Cash, cash equivalents, short- and long-term investments were $1.1 billion as of June 30, 2020.

Financial Guidance and Outlook
Given the uncertainty of future macroeconomic conditions as a result of the ongoing COVID-19 pandemic, Etsy is not providing new guidance for 2020. Below is Etsy’s guidance for the third quarter of 2020.

Q3 2020 Guidance
August 5, 2020
GMS Year-Over-Year Growth	80% - 110%
~$2.2B - $2.5B
Revenue Year-Over-Year Growth	85% - 115%
~$366M - $426M
Adjusted EBITDA Margin*	28% - 32%
~$111M - $127M
*Assumes the midpoint of our revenue guidance.

“Events of the last few months have driven dramatic shifts in consumer shopping habits, which we believe will increase the total available market opportunity for Etsy, particularly given our powerful, purpose-focused brand, the agility of our vibrant two-sided marketplace, and our unique competitive advantages,” continued Mr. Silverman. “While we have limited visibility for the fourth quarter, particularly related to macro trends and consumer spending around Holiday, our third quarter guidance clearly indicates very strong overall performance for 2020. So far, we’ve seen our strong second quarter trends extend through July. We are choosing to take this opportunity to make significant investments today that we believe can continue to provide opportunities for growth in 2021 and beyond.”

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via the Company’s Investor Relations website (investors.etsy.com) under the events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A copy of the earnings call presentation will also be posted to our website.

A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs. In addition, Etsy, Inc. owns Reverb, a leading global online marketplace dedicated to buying and selling new, used, and vintage musical instruments.

Etsy's mission is to “Keep Commerce Human,” and we're committed to using the power of business to strengthen communities and empower people. Our company was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
ir@etsy.com
Gabriel Ratcliff, Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Lily Cohen, Senior Specialist, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the third quarter of 2020 and key drivers thereof; the impact of our investments on topline and profitable growth; the uncertain impacts that the COVID-19 pandemic may have on our business, strategy, operating results, key metrics, financial condition, profitability, and cash flows and changes in overall level of consumer spending and volatility in the global economy. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “will,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) risks related to the ongoing COVID-19 pandemic, which continues to impact our GMS, other key metrics and results of operations in numerous ways that remain volatile and unpredictable; (2) the fluctuation of our quarterly operating results; (3) our failure to meet our publicly announced guidance or other expectations; (4) our ability to successfully execute on our business strategy or if our strategy proves to be ineffective; (5) our ability to attract and retain an active and engaged community of sellers and buyers; (6) our ability to continue our rapid growth; (7) macroeconomic events that are outside of our control; (8) our ability to recruit and retain employees; (9) the importance to our success of the trustworthiness of our marketplaces and the connections within our community; (10) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (11) the effectiveness of our marketing efforts; (12) the effectiveness of our mobile solutions for sellers and buyers; (13) our ability to expand our business in our core geographic markets; (14) regulation in the area of privacy and protection of user data; (15) our dependence on third-party payment providers; (16) acquisitions that may prove unsuccessful or divert management attention, including our acquisition of Reverb; and (17) the potential misuse or disclosure of sensitive information about members of our community and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and subsequent reports that we file with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of June 30, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$677,524	$443,293
Short-term investments	365,659	373,959
Accounts receivable, net	16,527	15,386
Prepaid and other current assets	30,768	38,614
Funds receivable and seller accounts	103,857	49,786
Total current assets	1,194,335	921,038
Restricted cash	5,341	5,341
Property and equipment, net	126,187	144,864
Goodwill	138,757	138,731
Intangible assets, net	191,685	199,236
Deferred tax assets	8,336	14,257
Long-term investments	73,143	89,343
Other assets	24,247	29,542
Total assets	$1,762,031	$1,542,352
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,978	$26,324
Accrued expenses	134,016	88,345
Finance lease obligations—current	8,073	8,275
Funds payable and amounts due to sellers	103,857	49,786
Deferred revenue	9,181	7,617
Other current liabilities	8,474	8,181
Total current liabilities	279,579	188,528
Finance lease obligations—net of current portion	49,258	53,611
Deferred tax liabilities	66,301	64,497
Long-term debt, net	803,227	785,126
Other liabilities	39,491	43,956
Total liabilities	1,237,856	1,135,718
Total stockholders’ equity	524,175	406,634
Total liabilities and stockholders’ equity	$1,762,031	$1,542,352

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$428,737	$181,095	$656,792	$350,434
Cost of revenue	111,381	58,605	193,797	111,263
Gross profit	317,356	122,490	462,995	239,171
Operating expenses:
Marketing	114,707	45,994	163,212	81,438
Product development	45,233	28,765	83,015	53,712
General and administrative	38,276	29,883	72,263	54,530
Total operating expenses	198,216	104,642	318,490	189,680
Income from operations	119,140	17,848	144,505	49,491
Other expense, net	(6,824)	(1,479)	(22,496)	(1,685)
Income before income taxes	112,316	16,369	122,009	47,806
(Provision) benefit for income taxes	(15,891)	1,854	(13,062)	1,996
Net income	$96,425	$18,223	$108,947	$49,802
Net income per share attributable to common stockholders:
Basic	$0.81	$0.15	$0.92	$0.42
Diluted	$0.75	$0.14	$0.88	$0.38
Weighted-average common shares outstanding:
Basic	118,865,885	120,198,526	118,483,712	119,848,289
Diluted	134,408,041	130,807,743	133,238,316	130,463,025

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net income	$108,947	$49,802
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	30,536	18,919
Depreciation and amortization expense	29,334	19,952
Bad debt expense	5,904	4,146
Foreign exchange loss (gain)	10,394	(1,240)
Non-cash interest expense	17,026	6,792
Deferred income taxes	7,389	(1,996)
Other non-cash expense (income), net	1,845	(478)
Changes in operating assets and liabilities	38,720	(14,603)
Net cash provided by operating activities	250,095	81,294
Cash flows from investing activities
Purchases of property and equipment	(209)	(3,747)
Development of internal-use software	(2,043)	(4,669)
Purchases of marketable securities	(181,198)	(305,391)
Sales of marketable securities	206,182	265,852
Net cash provided by (used in) investing activities	22,732	(47,955)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(10,551)	(16,157)
Repurchase of stock	(24,992)	(27,492)
Proceeds from exercise of stock options	12,177	7,840
Payment of debt issuance costs	(14)	(1,392)
Payments on finance lease obligations	(4,927)	(5,475)
Other financing, net	(10,196)	2,072
Net cash used in financing activities	(38,503)	(40,604)
Effect of exchange rate changes on cash	(93)	(561)
Net increase (decrease) in cash, cash equivalents, and restricted cash	234,231	(7,826)
Cash, cash equivalents, and restricted cash at beginning of period	448,634	372,326
Cash, cash equivalents, and restricted cash at end of period	$682,865	$364,500

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows and include the operations of Reverb since August 15, 2019 (the date of acquisition):

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
June 30, 2020	145.6%	146.7%	(1.1)%	90.8%	91.6%	(0.8)%
March 31, 2020	32.2%	32.6%	(0.4)%	32.2%	32.6%	(0.4)%
December 31, 2019	32.8%	33.0%	(0.2)%	26.5%	27.5%	(1.0)%
September 30, 2019	30.1%	31.1%	(1.0)%	23.6%	26.1%	(2.5)%
June 30, 2019	21.4%	22.8%	(1.4)%	20.2%	21.7%	(1.5)%
Non-GAAP Financial Measures
Adjusted EBITDA
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange (gain) loss; and acquisition-related expenses. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not consider the impact of foreign exchange (gain) loss;

•	Adjusted EBITDA does not reflect acquisition-related expenses; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(in thousands)
Net income	$96,425	$18,223	$108,947	$49,802
Excluding:
Interest and other non-operating expense, net (1)	8,294	1,287	14,648	2,555
Provision (benefit) for income taxes	15,891	(1,854)	13,062	(1,996)
Depreciation and amortization (2)	14,171	9,810	29,334	19,952
Stock-based compensation expense (3)	16,725	10,837	30,536	18,919
Foreign exchange (gain) loss (4)	(1,470)	192	7,848	(870)
Acquisition-related expenses (5)	592	1,206	1,309	1,206
Adjusted EBITDA	$150,628	$39,701	$205,684	$89,568

(1)
Included in interest and other non-operating expense, net is interest expense, including amortization of debt issuance costs, related to our convertible debt offerings, which were entered into in March 2018 and September 2019.

(2)
Included in depreciation and amortization expense is depreciation expense related to our headquarters lease, which is accounted for as a finance lease. Additionally, the three and six months ended June 30, 2020 include amortization expense related to acquired intangible assets and developed technology related to the acquisition of Reverb in the third quarter of 2019.

(3)	Stock-based compensation expense included in the Consolidated Statements of Operations is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(in thousands)
Cost of revenue	$1,907	$1,456	$3,527	$2,555
Marketing	1,357	723	2,581	1,354
Product development	8,472	5,294	15,273	8,813
General and administrative	4,989	3,364	9,155	6,197
Stock-based compensation expense	$16,725	$10,837	$30,536	$18,919

(4)	Foreign exchange (gain) loss is primarily driven by the change in U.S. Dollar, Euro, and Pound Sterling exchange rates on our intercompany and other non-functional currency cash balances.

(5)	Acquisition-related expenses are expenses related to our acquisition of Reverb.